FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226123-05

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Tuesday, October 29, 2019 3:20 PM
Subject: ★NEW ISSUE CMBS★ $1.144BN BMARK 2019-B14 **PUBLIC CMBS**

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2019-B14

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2019-B14

JOINT BOOKRUNNERS: J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK SECURITIES INC.

CO-LEAD MANAGERS: J.P. MORGAN SECURITIES LLC, CITIGROUP GLOBAL MARKETS INC., DEUTSCHE BANK SECURITIES INC.

CO-MANAGERS: DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES: S&P/FITCH/KBRA

OFFERING TYPE: SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	CERT	CERT	CERT NOI
	(S/F/K)	($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD
A-1	AAA/AAA/AAA	22.760	2.64	12/19 - 08/24	30.000%	42.0%	14.1%
A-2	AAA/AAA/AAA	249.620	4.94	08/24 - 11/24	30.000%	42.0%	14.1%
A-3	AAA/AAA/AAA	55.480	6.98	11/26 - 11/26	30.000%	42.0%	14.1%
A-4	AAA/AAA/AAA	** SEE BELOW **			30.000%	42.0%	14.1%
A-5	AAA/AAA/AAA	** SEE BELOW **			30.000%	42.0%	14.1%
A-SB	AAA/AAA/AAA	37.040	7.39	11/24 - 06/29	30.000%	42.0%	14.1%
A-S	AA-/AAA/AAA	127.315	9.98	11/29 - 11/29	20.125%	47.9%	12.4%
B	NR/AA-/AA-	61.240	9.98	11/29 - 11/29	15.375%	50.8%	11.7%
C	NR/A-/A-	53.180	9.98	11/29 - 11/29	11.250%	53.2%	11.2%

**The exact initial certificate balances of the Class A-4 and Class A-5 certificates will be determined based on the final pricing. The respective initial certificate balances and weighted average lives of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $537,570,000, subject to a variance of plus or minus 5%.

Class of Certificates

Exp. Range of Initial Balance	Exp. Range of WAL	Expected Principal Window
Class A-4 $100.000 - $187.000	9.67 - 9.76	06/29-09/29 – 06/29 - 10/29
Class A-5 $350.570 - $437.570	9.92 - 9.91	10/29-11/29 - 09/29 - 11/29

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,322,249,369
NUMBER OF LOANS:	53
NUMBER OF PROPERTIES:	112
WA CUT-OFF LTV:	60.0%
WA MATURITY LTV:	56.8%
WA U/W NCF DSCR:	2.30x
WA U/W NOI DEBT YIELD:	9.9%
TOP TEN LOANS %:	39.9%
WA TERM TO MATURITY (MOS):	106
WA REMAINING AMORTIZATION TERM (MOS):	362
WA SEASONING (MOS):	1

TOP 5 PROPERTY TYPES:	OFFICE (32.7%), MULTIFAMILY (22.5%), RETAIL (18.9%), MIXED USE (13.4%), INDUSTRIAL (5.0%).

TOP 5 STATES:	NY(20.2%), CA (9.1%), NJ (7.7%), OH (6.8%), TX (6.5%).

LOAN SELLERS:	JPMORGAN CHASE BANK, N.A. (47.2%), CITI REAL ESTATE FUNDING INC. (30.6%), GERMAN AMERICAN CAPITAL CORPORATION (22.2%)

U.S. RISK RETENTION:	AN ELIGIBLE VERTICAL RESIDUAL INTEREST WILL BE RETAINED BY DEUTSCHE BANK AG, NEW YORK BRANCH, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION AND CITI REAL ESTATE FUNDING INC. AND AN ELIGIBLE HORIZONTAL RESIDUAL INTEREST PURCHASED BY KKR CMBS II AGGREGATOR TYPE 1 L.P. AS THIRD-PARTY PURCHASER.

EU RISK RETENTION:	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS II L.P.

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	ATTACHED
PRELIMINARY PROSPECTUS:	AVAILABLE WEDNESDAY, OCTOBER 30, 2019
PRICE GUIDANCE:	FRIDAY, NOVEMBER 1, 2019
ANTICIPATED PRICING:	WEEK OF NOVEMBER 4, 2019
ANTICIPATED SETTLEMENT:	ON OR ABOUT NOVEMBER 21, 2019

ROAD SHOW DETAILS
DATE:	WEDNESDAY, OCTOBER 30TH
BOSTON, BREAKFAST:	BOSTON HARBOR HOTEL @ 8:30AM EST
HARTFORD, LUNCH:	MAX DOWNTOWN @12:00PM EST

JPM SPG SYNDICATE CONTACTS
ANDY CHERNA	212-834-4154
KAILIN TWOMEY	212-834-4154

JPM CMBS BANKING CONTACTS
KUNAL SINGH	212-834-5467
BRAD HORN	212-834-9708

JPM CMBS TRADING DESK CONTACTS
AVINASH SHARMA	212-834-3111
BRIAN CAREY	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT
RYAN HORVATH	212-250-5149
DAN PENN	212-250-5149
JIM MURPHY	212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS
RAUL OROZCO	212-723-1295
MATT PERRY	212-723-1295

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